Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE REPORTS INCREASE IN THIRD QUARTER PROFITS
NEW HAVEN, CT, October 30, 2008 — Proliance International, Inc. (AMEX:PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, today announced results for the third quarter and nine months ended September 30, 2008.
For the quarter, net income increased to $1.4 million, or $0.07 per diluted share, compared to $129,000, or $0.01 per diluted share, in the same period last year. Net sales in the 2008 third quarter were $95.4 million compared to $115.3 million in the prior year period, the variance reflecting the Company’s change in strategy away from direct sales through branches, and toward sales through wholesalers for certain products, and the adverse effects of the Southaven casualty event, which also impacted first and second quarter sales this year.
Operating income increased 35%, to $8.4 million in the third quarter of 2008 compared to $6.2 million in the prior year period. The 2008 third quarter benefited from the Company’s continuing cost reduction program, partially offset by costs net of insurance proceeds related to lost sales, lower margins due to higher product related costs and higher operating expenses, all attributable to the Southaven casualty event. The 2007 third quarter included $1.9 million of restructuring costs associated with the Company’s change in distribution strategy.
The third quarters of 2008 and 2007 also included debt extinguishment costs of $2.2 million and $0.9 million, respectively. In 2008, these costs represented the write-down of deferred debt costs and prepayment penalties associated with the Company’s credit agreement. The agreement required Proliance to apply a significant portion of the Southaven casualty event insurance proceeds to pay down borrowings. As a result, total debt of $47.8 million at September 30, 2008 was $19.7 million less than at December 31, 2007.
“As we’ve seen in previous quarters this year, profitability continued to improve significantly due to our domestic cost reduction initiatives, including related changes in our distribution approach to the automotive and light truck market in the U.S., as well as margin improvement in our International heavy duty operations,” said Charles E. Johnson, President and CEO.
“This performance was achieved despite the continued impact on domestic sales of the February 2008 tornadoes that destroyed our Southaven heat exchange products distribution facility and challenged the Company to secure the replacement inventory to meet customer demand; the impact of the Gulf Coast hurricanes on September 2008 sales, which affected consumer driving and heavy duty customers in the oil service industry; and generally softer economic conditions.”

Third quarter adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $11.8 million increased 14% from $10.3 million in the year ago quarter. For the nine months ended September 30, 2008, Adjusted EBITDA increased 68%, to $19.1 million from $11.3 million in the year ago period.
Adjusted EBITDA and related measures herein constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. A separate tabular presentation of this information is provided below, to indicate how the non-GAAP financial measure was determined and to reconcile the non-GAAP financial measure to net income. The Company has provided the foregoing data as it believes that it provides the marketplace with supplemental information with respect to the comparative baseline performance of its business operations. Although Adjusted EBITDA should not serve as a substitute for operating income or net income, the Company believes that the marketplace may find this non-GAAP financial measure to be useful as a supplement to the GAAP financial information provided. Specifically, Adjusted EBITDA for the periods presented excludes: (1) restructuring charges, which we believe to be non-recurring in nature and not reflective of the baseline performance of the Company’s business; (2) the gain on the sale of an unused building, which does not reflect the results of the Company’s core automotive parts business; (3) an arbitration earn-out decision, which we believe to be non-recurring in nature and not reflective of the baseline performance of the Company’s business; and (4) the estimated operating loss impact due to the February 5, 2008 tornadoes that destroyed the Company’s Southaven, MS distribution center, which we believe does not accurately reflect the Company’s core operating performance under normalized business conditions.
Third Quarter 2008 Financial Analysis
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Domestic net sales of $60.6 million declined 28%, primarily due to the Southaven casualty event and the change in branch distribution. The Company operated 35 branches in the September 2008 quarter, compared to 83 as of September 30, 2007. International sales of $34.8 million increased 11%, primarily reflecting exchange rate differences from the stronger Euro versus the U.S. dollar.
Consolidated gross margin was 20.7% of sales compared to 23.6%. Domestic gross margin reflected lower average selling prices, in part attributable to the changes in distribution, which were partially offset by lower manufacturing costs as a result of product innovations and production efficiencies. This change in distribution strategy also brought about significantly lower domestic SG&A expenses, as noted below. International gross margin was slightly higher, due to improved production efficiencies and increased marine sales.
Selling, general and administrative expenses (SG&A) declined to $11.3 million or 11.8% of sales compared to $19.1 million or 16.6% of sales a year ago. Excluding previously mentioned non-recurring items, including insurance reimbursements, SG&A fell as a result of cost reduction efforts, which enabled Proliance to more than offset higher freight costs due to increased fuel prices.

Interest expense decreased $0.7 million as lower average debt levels and lower discounting expense associated with customer sponsored payment programs more than offset the impact of higher average interest rates and higher amortization of deferred debt costs.
Outlook
“As a result of our third quarter performance, we continue to be in line with our previous guidance of adjusted operating income in the range of about $20 million for the full year 2008, excluding one-time costs related to the Southaven casualty event and expenses associated with amendments to the Company’s credit facility,” Mr. Johnson said.
Mr. Johnson added, “Southaven has been steadily ramping up service levels, which will help us satisfy available sales opportunities. To improve gross margin, we have continued to initiate new cost reduction actions, some of which were delayed by the tornados, such as shifting production of certain radiator product, previously purchased from the Far East, to our manufacturing facility in Nuevo Laredo, Mexico. We also anticipate continued quarterly expense reductions as a result of initiatives that took place in 2007 and earlier this year.”
Proliance continues to make progress toward the refinancing of its current senior debt with the goal of completing a transaction in the fourth quarter of 2008. As previously reported, Proliance has signed a letter of intent with a group of institutional lenders to provide $30 million of mezzanine financing to the Company. Replacing its credit facility in part or in total, the Company would incur cash prepayment fees to the current lender as well as the write-off of non-cash debt extinguishment expenses. However, eliminating or restructuring current debt would increase the Company’s financial flexibility and support continued growth of the business.
Conference Call
Proliance will host a conference call today at 5:00 PM ET with Charles E. Johnson, President and CEO, and Arlen F. Henock, CFO, to discuss the results for the third quarter ended September 30, 2008. The call will be accessible live via a webcast on Proliance’s Investor Relations Webcast page at http://www.pliii.com/39-webcasts?side or http://www.investorcalendar.com/IC/CEPage.asp?ID=136559. A webcast replay will be available shortly thereafter.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.
Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.

PROLIANCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Net sales	$95,387	$115,333	$274,081	$309,685
Cost of sales	75,673	88,115	222,745	243,857

Gross margin	19,714	27,218	51,336	65,828
Selling, general and administrative expenses	11,281	19,107	38,876	59,602
Arbitration earn-out decision	—	—	—	3,174
Restructuring charges	—	1,864	172	3,192

Operating income (loss)	8,433	6,247	12,288	(140)
Interest expense	3,845	4,556	12,130	10,159
Debt extinguishment costs	2,246	891	2,822	891

Income (loss) before income taxes	2,342	800	(2,664)	(11,190)
Income tax provision	924	671	1,573	1,247

Net income (loss)	$1,418	$129	($4,237)	($12,437)

Net income (loss) per common share — basic	$0.09	$0.01	($0.28)	($0.89)

Net income (loss) per common share — diluted	$0.07	$0.01	($0.28)	($0.89)

Weighted average common shares — basic	15,756	15,269	15,745	15,265

Weighted average common shares — diluted	19,572	17,454	15,745	15,265

PROLIANCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)

Cash and cash equivalents	$3,301	$476
Accounts receivable, net	70,152	60,153
Inventories	96,020	106,756
Other current assets	5,227	7,645
Net property, plant and equipment	22,684	21,164
Other assets	16,024	12,699

Total assets	$213,408	$208,893

Accounts payable	$69,290	$48,412
Accrued liabilities	29,557	24,649
Total debt	47,845	67,453
Other long-term liabilities	5,165	5,353
Stockholders’ equity	61,551	63,026

Total liabilities and stockholders’ equity	$213,408	$208,893

PROLIANCE INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION
(in thousands)
(unaudited)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2008		2007	2008		2007

SEGMENT DATA:
Net sales:
Domestic	$60,589		$84,030	$178,674		$229,672
International	34,798		31,303	95,407		80,013

Total net sales	$95,387		$115,333	$274,081		$309,685

Operating income (loss):
Domestic	$2,623		$7,804	$3,244		$10,532
Restructuring charges	—		(1,492)	(172)		(2,727)

Domestic total	2,623		6,312	3,072		7,805

International	2,935		2,141	4,845		2,689
Restructuring charges	—		(372)	—		(465)

International total	2,935		1,769	4,845		2,224

Corporate income (expenses)	2,875		(1,834)	4,371		(6,995)

Arbitration earn-out decision	—		—	—		(3,174)

Total operating income (loss)	$8,433		$6,247	$12,288		($140)

NET CAPITAL EXPENDITURES	$3,554	(a)	$847 (a)	$6,387	(a)	$1,810 (a)

(a)	Excludes proceeds from sale of building and insurance recovery on damaged fixed assets in 2008 and from sale of facility in 2007.

PROLIANCE INTERNATIONAL, INC.
SUPPLEMENTARY INFORMATION
(in thousands)
(unaudited)
NON-GAAP FINANCIAL MEASURE — ADJUSTED
EBITDA — EBITDA BEFORE RESTRUCTURING,
GAIN ON SALE OF BUILDING, ARBITRATION
EARN-OUT DECISION AND ESTIMATED
OPERATING LOSS FROM TORNADO

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Net income (loss)	$1,418	$129	($4,237)	($12,437)
Income tax provision	924	671	1,573	1,247
Debt extinguishment costs	2,246	891	2,822	891
Interest expense	3,845	4,556	12,130	10,159

Operating income (loss)	8,433	6,247	12,288	(140)
Depreciation and amortization(a)	1,669	2,197	5,693	5,857

EBITDA	10,102	8,444	17,981	5,717
Restructuring charges	—	1,864	172	3,192
Gain on sale of building	—	—	(1,538)	(750)
Arbitration earn-out decision	—	—	—	3,174
Estimated operating loss from tornado(b)	1,671	—	2,475	—

Adjusted EBITDA(c)	$11,773	$10,308	$19,090	$11,333

(a)	Depreciation and amortization does not include amortization of deferred debt costs that are classified as interest expense.

(b)	Company’s estimated operating loss from tornado includes margin less related expenses on lost sales, costs net of insurance recovery and gains from asset conversions due to the February 5 tornado damage to the Southaven, Mississippi distribution facility.

(c)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA less restructuring charges, gain on sale of building, arbitration earn-out decision and estimated operating loss from the tornado (“Adjusted EBITDA”), constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and nine months ended September 30, 2008 and 2007.